Exhibit 5(a)

May 31, 2007
Lamar Advertising Company
5551 Corporate Boulevard
Baton Rouge, Louisiana 70808
Ladies and Gentlemen:
We are rendering this opinion in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Lamar Advertising Company, a Delaware corporation (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the offer to exchange up to $287,500,000 aggregate principal amount of the Company’s 2 7/8% Convertible Notes due 2010—Series B, convertible into (at the Company’s option) cash, shares of Class A common stock, $0.001 par value of the Company (the “Class A common stock”) or a combination thereof, (the “New Notes”) and an exchange fee for up to $287,500,000 aggregate principal amount of the Company’s outstanding 2 7/8% Convertible Notes due 2010 (the “Outstanding Notes”). The Outstanding Notes were issued by the Company under an indenture dated as of June 16, 2003 (the “Indenture”) and a First Supplemental Indenture dated as of June 16, 2003 between the Company and The Bank of New York Trust Company, N.A. (the “Trustee”), as successor trustee to Wachovia Bank of Delaware, National Association. The New Notes will be issued pursuant to the Indenture and a Second Supplemental Indenture between the Company and the Trustee, the form of which is filed as an exhibit to the Registration Statement. The New Notes are to be offered and exchanged in the manner described in the Registration Statement (the “Exchange Offer”).
We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings of the Board of Directors of the Company in connection with the authorization, issuance and exchange of the New Notes. We have made such other examination as we consider necessary to render this opinion. We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. The opinions rendered herein are limited to the law of the State of New York, the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal laws of the United States.
Our opinions set forth below are subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting
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Lamar Advertising Company
May 31, 2007

creditors’ rights and remedies and to general principles of equity (whether considered in a proceeding in equity or at law).
     Based on the foregoing we are of the opinion that:
     1. The Company is validly existing as a corporation and in good standing under the laws of the State of Delaware and has the corporate power and authority to execute and deliver the New Notes and the Second Supplemental Indenture and to perform its obligations thereunder.
     2. The New Notes have been duly authorized by all necessary corporate action of the Company, and when the Registration Statement has become effective under the Securities Act and the New Notes have been duly executed, authenticated and delivered in accordance with the Indenture and the Second Supplemental Indenture against receipt of the Outstanding Notes surrendered in the exchange therefor in accordance with the terms of the Exchange Offer, the New Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
     3. The shares of Class A common stock that may be issuable upon conversion of the New Notes have been duly authorized, and when issued upon conversion of the New Notes in accordance with the terms of the Indenture, the Second Supplemental Indenture and the New Notes, will be validly issued, fully paid and nonassessable.
To the extent that the obligations of the Company under the Indenture or the Second Supplemental Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture and the Second Supplemental Indenture; that the Indenture was and the Second Supplemental Indenture will be duly authorized, executed and delivered by the Trustee and will constitute the valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee will be in compliance, with respect to acting as a trustee under the Indenture and Second Supplemental Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

Lamar Advertising Company
May 31, 2007

We hereby consent to the filing of this opinion as part of the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus filed as a part thereof.
Very truly yours,
/s/ Edwards Angell Palmer & Dodge LLP
Edwards Angell Palmer & Dodge LLP